Exhibit 10.8

Amendment
PURCHASE AND SALE AGREEMENT

On the Page 2 of the Purchase and Sale Agreement signed on August 22, 2013 between Royal Bakery Sourcing and Trading Corp., with its registered office at 405 Old County Road, Belmont, California (“Purchaser”) and Majestic Production of Peninsula, LLC with its registered office at 407 Old County Road, Belmont, California (“Producer”), which was effective on September 1, 2013.

PRICING

All products shall be five percent (5%) less than the regular standard selling price the Producer sale to other buyers in Producer's ordinary course of business. To maintain this wholesaler discount of five percent, the Purchaser agreed to purchase no less than $500,000 of products from Producers during the initial year, $750,000 the second year, $1,000,000 the third year and thereafter to the end of this Agreement.”

Both Purchaser and Producer understood the above “PRICE” terms are not-binding. Neither Purchase nor Product will have any financial obligations or liabilities if the purchase amount does not meet at any single year.

In Witness Whereof, the parties hereto have executed this Agreement as of this 20 day of March, 2014.

Royal Bakery Sourcing and Trading Corp.	Majestic Production of Peninsula, LLC

/s/ Nikki Ma	/s/ Stephen Wan
By: Nikki Ma	By: Stephen Wan, CFO of
Position: SECRETARY	Egg Tart Cafe United Management Inc.
It's Managing Member